Exhibit 99.1

CLECO CORP. ANNOUNCES PRICING OF STOCK OFFERING

PINEVILLE, La., Nov. 9, 2004 — Cleco Corp. (NYSE: CNL) announced today it has priced an offering of 1.75 million shares of common stock at $18.50 per share. Cleco has granted the underwriter an option to purchase up to an additional 250,000 shares of common stock.

The $18.50 per share price of the common stock represents a 2.7 percent discount to the closing price of Cleco common stock on the New York Stock Exchange on Nov. 9, 2004.

Goldman, Sachs & Co. is the sole underwriter of the offering. It has a 30-day option to purchase the additional shares at the initial public price less the underwriting discount to the extent Goldman sells more than 1.75 million shares. Proceeds from the sale of the common stock will be used to repay at maturity a portion of Cleco’s $100 million of 8.75 percent senior notes due June 1, 2005.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of such security in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of shares of common stock shall be made only by means of a final prospectus. A copy of the final prospectus can be obtained when available from Goldman, Sachs & Co., at 85 Broad St., New York, NY 10004-2434.

Cleco Corp. is an energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves 264,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the Perryville plant, a 718-megawatt plant whose sale to a subsidiary of Entergy is pending. For more information about Cleco, visit www.cleco.com.

Investor Contacts:
Cleco Corporation:
Kathleen Nolen
(318) 484-7687
Rodney Hamilton
(318) 484-7593

Analyst Inquiries:
Dresner Companies
Kristine Walczak
(312) 780-7205

Media Contact:
Cleco Corporation
Michael Burns
(318) 484-7663